EXHIBIT 10.9

Donald Allan President & Chief Executive Officer Stanley Black & Decker 1000 Stanley Drive, New Britain, CT 06053

Date:     March 17, 2023
To:
From:    Don Allan
Re:    2023 - 2025 Long-Term Incentive Program

Dear ,

It is my pleasure to congratulate you for being selected to participate in the Long Term Performance Award Program (the “Program”) under The Stanley Black & Decker 2022 Omnibus Award Plan (the “2022 Plan”). This Program is intended to provide substantial, equity-based awards for specified full-time members of our senior executive team, provided specific Corporate goals are achieved during the Program’s 36 month measurement period (January 2023 - December 2025).

In conjunction with our short-term incentive compensation program (MICP) and our time-vesting equity award program, the Program is an important element of your total compensation package and provides a strong additional incentive to continue increasing shareholder value.

Award Opportunity

Each participant will have an opportunity to earn a number of Performance Shares (PS) based upon achievement of corporate financial goals and may earn additional performance shares if the corporate financial goals are exceeded, up to the maximum number of shares set forth below. Each PS unit represents one share of Stanley Black & Decker Common Stock and, accordingly, the potential value of a participant’s performance award under the Program may change as our stock price changes.

The target shares in your grant have a ~$xxxxx accounting fair value on the February 15, 2023 grant date (rounded to the nearest whole share). The threshold shares are half the number of the target shares, and your maximum shares are twice the number of target shares (in each case rounded to the nearest whole share).

Your performance award covers the following number of PS units using a $88.1355 fair value stock price:

	Threshold	Target	Max
# PS

Performance awards will become vested at the time of settlement to the extent that the applicable performance metrics have been achieved and provided the participant is continuously employed by Stanley Black & Decker until such time, as more fully set forth in the Terms and Conditions applicable to Long Term Performance Awards. If the Participant has elected to defer all or any portion of his or her earned Performance Shares in respect of the 2023-2025 Measurement Period, then the settlement of such earned Performance Shares shall be governed by the terms of the Stanley Black & Decker, Inc. Deferred Compensation Plan Relating to Long-Term Performance Awards and the Participant’s applicable election form thereunder.

Financial Measurements
The Corporate financial goals for this Program consist of three metrics: one absolute goal (Cash Flow Return on Investment or “CFROI”) and two relative goals (Total Shareholder Return vs. the S&P 500 Capital Goods Index and Relative Organic Growth) as set forth in the attached document. Relative Organic Growth is a new metric that measures our organic sales growth relative to market performance, defined as Gross Domestic Product (“GDP”) weighted by SBD actual global revenue over the 3-year measurement period. The EPS metric utilized in prior LTIP cycles has been removed from the plan.

Although this summary includes the key aspects of the Program, it is not intended to represent a full accounting of the rules and regulations applicable to the Program and is subject to the terms described in the Terms and Conditions Applicable to Long Term Performance Awards and The Stanley Black & Decker 2022 Omnibus Award Plan (available on request), which together with this document govern the Program.

If you have any questions, please contact Elizabeth Ryen or Michele Webster. Once again, thank you for your continued support and congratulations on being selected to participate in this important Program.

Best regards,

Don Allan
President & Chief Executive Officer

Terms and Conditions applicable to
Long Term Performance Awards

This certifies that Stanley Black & Decker, Inc. (the “Company”) has, on the date set forth in Award Letter to which these Terms and Conditions apply, granted to the Participant named above a performance award (“Performance Award”) of that number of Performance Shares set forth in the Award Letter, subject to certain restrictions and on the terms and conditions contained in the Award Documents and the Company’s 2022 Omnibus Award Plan, as amended from time to time (the “2022 Plan”). A copy of the 2022 Plan is available upon request. In the event of any conflict between the terms of the 2022 Plan and the Award Documents, the terms of the 2022 Plan shall govern. This Performance Award represents the right of the Participant to receive a number of Shares to be issued if the Company achieves the Performance Goals for the Measurement Period and employment requirements are satisfied.

1.Determination of Earned Performance Shares. As soon as reasonably practicable following the completion of the applicable Measurement Period, the Committee will determine (i) whether and to what extent the applicable Performance Factor levels for the Performance Goals have been achieved, and (ii) the number of Performance Shares that are deemed “earned” in respect of the Measurement Period as a result of such performance, with the number of earned Performance Shares to be linearly interpolated on a straight-line basis between specified levels of performance (i.e., for performance that falls above “threshold” level but below “target” level, or above “target” level but below “maximum” level). With respect to the relative TSR metric, in the event the Company’s total stock return for the three-year measurement period is negative, the payout of the portion of the award attributable to the relative TSR metric will be limited to the Target opportunity regardless of whether the stock return exceeds the 50th percentile of the S&P 500 Capital Goods Index.
In order for any Performance Shares to be earned in respect of a Performance Goal, the “threshold” level of achievement with respect to such Performance Goal must be achieved; except that, where performance achieved is below “threshold” level for any metric, the number of Performance Shares to be earned with respect to that metric may be prorated on a linear basis to zero, in the sole discretion of the Committee. In addition, the number of earned Performance Shares may be adjusted up or down, at the sole discretion of the Committee, based upon any factors determined by the Committee to be appropriate, including without limitation (i) the impact of the COVID-19 pandemic on the Company’s results of operations, (ii) any other unforeseen, unusual or extraordinary gains, losses, expenses, revenues, charges or credits not contemplated at the time of the determination of the 2023 operating plan and strategic plan and/or (iii) individual performance. However, the number of Performance Shares shall not exceed the maximum number of Performance Shares eligible to be earned by the Participant hereunder.
Any Performance Shares determined by the Committee to have been earned in accordance with this Paragraph 1 shall be settled by the Company in accordance with the terms and conditions set forth herein, which issuance shall be in full settlement of the Participant’s Performance Award hereunder. Notwithstanding the foregoing, if the Participant has elected to defer all or any portion of his or her earned Performance Shares, then the settlement of any Performance Shares earned in accordance with this Paragraph 1 shall be governed by the terms of the Stanley Black & Decker, Inc. Deferred Compensation Plan Relating to Long-Term Performance Awards (the “Deferred Compensation Plan”) and the Participant’s applicable election form thereunder.

2.Vesting; form of settlement. Performance Awards will become vested and will be settled on the Settlement Date to the extent that the applicable performance metrics have been achieved and, except as set forth below, provided that the participant is continuously employed by the Company until such time. Performance Awards will be settled in shares of Company common stock as soon as practicable following the end of the Measurement Period. Performance Awards will be settled in the form of Unrestricted Stock.
If a participant’s employment with the Company terminates prior to the date the Performance Awards are settled due to his or her Retirement, death or Disability and the participant complies with the Restrictive Covenants for the Restriction Period, the participant’s Performance Award will be settled in the form of Unrestricted Stock at the same time as performance awards for active participants are settled, to the extent the applicable performance metrics have been achieved; except that, if the termination occurs prior to December 31 of the first year of the Measurement Period, such settlement shall be prorated based on the number of complete months in the Measurement Period that the participant was employed by the Company. Unless determined otherwise by the Committee, a participant whose employment with the Company terminates prior to the Settlement Date for any other reason will forfeit all rights in respect of his or her Performance Award and will not be entitled to receive any Shares or other payment under the Program.

In the event that any Performance Shares are otherwise settled in connection with a termination of the Participant’s employment with the Company, the Company may require the Participant to execute an effective release of claims in the form provided by the Company.

3.Rights of a Shareholder. The Participant shall not have any rights of a shareholder with respect to the Performance Awards or any Shares issued in settlement thereof prior to the Settlement Date.
4.Transferability. Transferability shall be as set forth in the 2022 Plan.
5.Adjustments. Notwithstanding any other provision hereof, the Committee shall have authority to make adjustments in the terms and conditions of, and the criteria included in, Performance Awards granted hereunder, as set forth in the 2022 Plan.
6.Miscellaneous. The Committee shall have full authority to administer the Performance Awards and to interpret the terms of the Award Documents, which authority includes the authority to waive certain conditions in appropriate circumstances. All decisions or interpretations of the Committee with respect to any question arising in respect of the Performance Awards shall be binding, conclusive and final. The waiver by the Company of any provision of this document or any other Award Document shall not operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision of this document or any other Award Document. The validity and construction of the terms of this document and any other Award Document shall be governed by the laws of the State of Connecticut. The terms and conditions set forth in this document and any other Award Document are subject in all respects to the terms and conditions of the 2022 Plan, which shall be controlling. The Participant agrees to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes hereof.
7.Unfunded Arrangement. The Performance Awards represented in the Award Documents constitute an unfunded unsecured promise of the Company and the rights of the Participant in respect of the Performance Awards are no greater than the rights of an unsecured creditor of the Company.
8.Detrimental Activity and Recapture Provisions. The Committee or the Board may provide for the cancellation or forfeiture of a Performance Award or the forfeiture and repayment to the Company of any gain related to a Performance Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee or the Board from time to time (including under any applicable clawback policy adopted by the Company), including, without limitation, in the event that a Participant, during employment or other service with the Company or an affiliate, engages in activity detrimental to the business of the Company. In addition, notwithstanding anything in the 2022 Plan or the Award Documents to the contrary, the Committee or the Board may also provide for the cancellation or forfeiture of a Performance Award or the forfeiture and repayment to the Company of any gain related to a Performance Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or the Board under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which common stock of the Company may be traded or under any clawback policy adopted by the Company.
9.Capitalized Terms. The following capitalized terms shall have the meaning set forth below for purposes of this Letter. All other capitalized terms used in this document shall have the meanings set forth in the 2022 Plan.
Award Documents. The documents provided to a Participant that advise the Participant that he or she has been selected to Participate in the Performance Award Program and set forth the Performance Factors, Performance Goals, amounts payable at the Threshold, Target and Maximum Levels, and the terms and conditions applicable to the Award, which shall consist of an Award Letter, signed by the Chief Executive Officer or the Chief Human Resources Officer, and the documents referenced therein.
Disability. Disability has the meaning provided in Section 22(e)(3) of the Internal Revenue Code of 1986, or any successor provision.
Measurement Period. The period during which financial performance is measured against the applicable Performance Goals as set forth in the Award Documents.
Performance Factors. Threshold, Target and Maximum performance to be achieved over the Measurement Period.
Performance Goals. Goals established by the Committee or, pursuant to an appropriate delegation of authority, the Chief Executive Officer, for performance of the Company as a whole and/or specific businesses or functions during the Measurement Period. The Performance Goals applicable to a Participant for a particular Measurement Period, if not enclosed with the Award Letter, will be promptly communicated to the Participant by a member of the Company’s Human Resources Department.
Restriction Period. The period of time between the Termination Date and the Settlement Date, or the period of restriction contained in any Restrictive Covenant Agreement executed by the Participant with respect to Participant’s employment with the Company, whichever is longer.
Restrictive Covenants. The Restrictive Covenants contained in any Restrictive Covenant Agreement executed by a Participant regarding his or her employment with the Company or a subsidiary thereof. To be eligible to receive distributions of Performance Awards following a termination of employment due to Retirement, death or Disability, Participant understands and agrees that (i) Participant may not accept employment (as an employee or contractor) for a competitor of the Company, disparage the Company or any of its employees, solicit customers of the Company, or solicit employees of the Company for employment directly or indirectly, at any time during the Restriction Period and (ii) in the event Participant fails to comply with clause (i), Participant will not be eligible to receive any distribution Participant otherwise would have received under this provision. The Restrictive Covenants set forth herein apply only to eligibility to receive distributions of Performance Awards following a termination of employment due to Retirement, death or Disability. Because they serve only as a condition to eligibility to receive a Performance Award, these Restrictive Covenants are in addition to, and do not supersede, any Restrictive Covenants set forth in any written employment agreement or other agreement with a Participant. Notwithstanding anything to the contrary set forth herein, the restrictions contained herein (i) are not intended to, and shall be interpreted in a manner that does not limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934, as amended) and (ii) do not apply to any Participant working from or based in any jurisdiction where such restrictions are prohibited, including, without limitation, the State of California.
Retirement. The Participant’s termination of employment with the Company and each of its Affiliates after (i) attaining the age of 55 and completing 10 years of service, or (ii) attaining the age of 65 and completing one or more years of service.
Settlement Date. The date payments are made to Participants based on the Performance Goals achieved for the Measurement Period. The payments will generally occur by March 15 of the year following the Measurement Period.
Shares. Shares of Unrestricted Stock to be issued if Performance Goals are achieved, as specified in the Award Documents.
Termination Date. The date upon which the participant ceases to be an employee of Stanley Black & Decker, Inc., or a subsidiary thereof.
Unrestricted Stock. Common Stock of the Company that may be sold at any time.